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                                                                     EXHIBIT 5.1

                                 April 10, 1997


Sonic Corp.
101 Park Avenue
Oklahoma City, Oklahoma 73102

     Re:  Sonic Corp. (the "Company")
          Form S-8 Registration Statement\
          Our File No. 33566.00101

Gentlemen:

     We have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission (the "Commission"), relating to 150,000 shares of the Company's common stock, $.01 par value (the "Common Stock"), currently held by, or to be acquired by, the Sonic Corp. Savings and Profit Sharing Plan (the "Plan").

     Based on the foregoing, we are of the opinion that the shares of Common Stock to be issued to the Plan by the Company are validly authorized and, upon issuance in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     We are members of the bar of the State of Oklahoma and do not hold ourselves out as experts on, or as generally familiar with, or qualified to express opinions under law other than the law of the State of Oklahoma, the corporation law of the State of Delaware, and the law of the United States and the opinion given herein is limited thereto.

                                     Very truly yours,

                                     /s/ PHILLIPS MCFALL MCCAFFREY MCVAY
                                                & MURRAH, P.C.